EXHIBIT 11



           COMPUTATION OF SHARES USED IN COMPUTING EARNINGS PER SHARE




                                                   Year Ended December 31,
                                                 1994        1993        1992
                                              ----------------------------------
Primary:

Weighted Average Shares Outstanding           39,073,000  37,707,000  33,768,000
Common Stock Equivalents                         781,000     867,000     771,000
                                              ----------------------------------
Shares Used                                   39,854,000  38,574,000  34,539,000
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Fully diluted earnings per share are essentially the same as primary earnings per share for all periods presented.